CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated December 29, 2011 on Dreyfus Global Absolute Return Fund, Dreyfus Global Dynamic Fund, Dreyfus Global Real Return Fund, Dreyfus Total Emerging Markets Fund, Dreyfus Total Return Advantage Fund and Global Alpha Fund for the fiscal year ended October 31, 2011 which are incorporated by reference in Post-Effective Amendment No. 105 to the Registration Statement (Form N-1A  No. 33-51061 and 811-7123) of Advantage Funds, Inc.

                                                                                                ERNST & YOUNG LLP

New York, New York

February 27, 2012